Exhibit (g)(5)

APPENDIX B

as revised November 17, 2021

CUSTODY AGREEMENT

The following open-end management investment companies ("Funds") are hereby made parties to the Custody Agreement dated November 28, 2006, with UMB Bank, n.a. ("Custodian") and CONESTOGA FUNDS, and agree to be bound by all the terms and conditions contained in said Agreement:

Conestoga Small Cap Fund

Conestoga SMid Cap Fund

Conestoga Mid Cap Fund

Conestoga Micro Cap Fund

CONESTOGA FUNDS

By: /s/ Duane D'Orazio

Name: Duane D'Orazio

Title: Secretary & Chief Compliance Officer

Date: December 6, 2021

UMB BANK, N.A.

By: /s/ Amy Small

Name: Amy Small

Title: Senior Vice President

Date: December 6, 2021